Exhibit 99.1

Franklin Synergy Bank Tops $3 Billion in Assets

FRANKLIN, Tenn., Jan. 18, 2017 /PRNewswire/ -- Franklin Synergy Bank announced today that it has crossed the $3 billion threshold in assets - a significant growth milestone in the bank's nine year history. The bank crossed the $2 billion threshold just 16 months ago in September 2015 and the $1 billion threshold in July 2014.

"In less than ten years, we have grown from the smallest bank headquartered in Tennessee to the fourth largest bank headquartered in Tennessee," noted Richard Herrington, Franklin Synergy Bank Chairman. "Our ability to build upon local relationships, putting local deposits immediately to work fueling loan growth coupled with an aggressive growth strategy implemented at our founding in November 2007 helped us reach the $3 billion asset milestone in less than ten years. In addition our recent public offering will continue to aid our rapid growth. This strategy aligns with our parallel goal of supporting communities in the markets in which we operate."

In November 2016, the Company completed a public offering of 2.2 million shares raising gross proceeds of approximately $72 million.

"Middle Tennessee is one of the fastest growing areas of the country and a lot of banks want access to our markets. We compete effectively by staying focused on hiring the best financial professionals in the market and diversifying our loan portfolio while maintaining excellent credit quality. We are pleased to celebrate this achievement with our customers, shareholders, friends and family," Herrington added.

Founded in November 2007, Franklin Synergy Bank has seven offices in Williamson County and five offices in Rutherford County. The Bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses.

The Bank's loans surpassed $1 billion in July 2015, and assets surpassed $3 billion in January 2017. Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County as well as the city of Franklin, Tennessee. In Rutherford County and the city of Murfreesboro, Tennessee, the Bank ranks sixth in deposit market share.

In March 2015, Franklin Financial Network, Inc., the Bank's parent company, completed an initial public offering. The stock trades on the New York Stock Exchange under the ticker symbol "FSB".

Additional information about Franklin Synergy Bank is available at the Bank's website: www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com